UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2023

COMSTOCK INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
117 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01 Other Event.

On March 7, 2023, Comstock Inc. (the “Company”) reported on Form 8-K that LINICO Corporation (“LINICO”), a corporation that is 88.21% owned by the Company, entered into agreements with to sell certain assets for $27.0 million, including the LINICO Battery Recycling Facility (the “Facility”) to American Battery Technology Company, a Nevada corporation (“ABTC”). Pursuant to the terms of the LINICO purchase and sales agreements, $1.5 million of the purchase price will be held in escrow for up to 18 months and be available for the settlement of and buyer indemnification claims.

On March 1, 2023, LINICO received $6,000,000 in proceeds associated with the sale of certain equipment and recorded a gain of $178,193 and the remaining $5,041,544 deferred until the sale of the building expected to be completed in the second quarter of 2023.

On March 30, 2023, the Company delivered the Landlord a notice of its irrevocable intent to exercise the option and purchase the Battery Recycling facility for $12,000,000.

On March 31, 2023, the Company, LINICO and the parties amended the Facility purchase agreement, and on April 6, 2023, the parties amended and restated the Facility purchase agreement (the “First Amended and Restated Agreement”). Pursuant to the First Amended and Restated Agreement, the Company agreed to take certain action previously contemplated by LINICO, including purchasing the Facility. The Facility was being leased pursuant to an agreement that permitted the Company to purchase the Facility for a purchase price of $15.25 million ($3.25 million of which, was previously paid in the form of deposits) if LINICO elects not to or is unable to purchase the Facility.

On April 6, 2023, pursuant to the First Amended and Restated Agreement, the Company received $5 million in cash at signing and 10 million shares of restricted shares of ABTC stock (with a guarantee that the Company will receive additional cash and/or shares if and to the extent that the proceeds from such shares are less than $6.6 million).

On April 21, 2023, the parties amended and restated the First Amended and Restated Agreement (the “Second Amended and Restated Agreement”), pursuant to which the parties agreed, among other things, to amend the payment terms of the Second Deposit. Pursuant to the Second Amended and Restated Agreement, the Company received $7 million in cash on April 21, 2023, and will receive an additional $3 million in cash no later than May 12, 2023.

On April 26, 2023, the Company closed on the purchase of the Facility from Aqua Metals, paying the remaining $12 million due on the Facility and taking full ownership.

As previously contemplated in the First Amended and Restated Agreement, the Shares will be registered for resale pursuant to a registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission by ABTC. The Company expects to receive net proceeds of over $14 million, of which a net of $6 million has already been received (that is, $18 million received and $12 million paid out), from the final sale of the Facility and related equipment, on or before June 30, 2023.

A copy of the Second Amended and Restated Agreement and the press release announcing the Second Amended and Restated Agreement are attached as Exhibits 10.1 and 99.1 to this Form 8-K, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Agreement
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK INC.

Date: April 26, 2023	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: Executive Chairman and Chief Executive Officer